Exhibit 10.3

CONFIDENTIAL

Eric N. Prystowsky, MD

STEREOTAXIS ADVISORY BOARD AND CONSULTING AGREEMENT

This Agreement is made by and between Stereotaxis, Inc., a Delaware corporation (hereinafter “Company”), and Eric N. Prystowsky, MD (hereinafter “Consultant”).

WHEREAS, Consultant is practicing at St. Vincent’s Health System (hereinafter “Institution”) and is affiliated with Ascension Health Ventures (hereinafter “Ascension”). Consultant has been involved in medical research in fields of particular interest to the Company and has achieved recognition as an international leader in the field of cardiac electrophysiology. The Company wishes to retain Consultant in a consulting capacity and as a member of the Stereotaxis Advisory Board, and Consultant desires to perform such consulting services.

WHEREAS, the Company has developed and acquired substantial information and expertise in the fields of remote, computer-controlled or assisted navigation and delivery of interventional disposable devices, with or without the use of magnetic devices or systems, and related interventional workstations, used in or with interventional medical procedures (hereinafter “Company Technology”), and will disclose to Consultant such information as Company deems appropriate about Company Technology to assist Consultant in developing ideas for the application of such Company Technology.

In consideration of the foregoing, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. Services.

1.1 Consultant shall advise the Company’s management, employees, and agents, at reasonable times, in matters related to computer-controlled or assisted navigation systems, devices, and therapies (hereinafter “Field of Interest”), as requested by the Company. In response to a request by an officer or duly appointed representative of the Company, Consultant shall provide consultation over the telephone, in person at Consultant’s office, or through written correspondence. Such consultation will include reviewing activities and developments in the Field of Interest and advising on new products and applications for the Company Technology. In addition, Consultant shall, from time-to-time, make himself available in person at the Company’s offices or other locations as agreed upon. The consulting services required under this Section 1.1 are described in greater detail on Schedule 1.1, incorporated herein by reference.

1.2 Consultant shall participate as a member and Chairman of the Scientific Advisory Board (hereinafter, “Advisory Board”) and use his best efforts to attend Advisory Board meetings at least one (1) time per year.

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2. Consideration.

2.1 In consideration for the consulting, advisory, development, and research services provided by Consultant under Section 1 hereof at the specific request of the Company, Consultant will be compensated as described below:

(a) The Company agrees to pay Consultant a cash stipend of US $28,800.00 per calendar quarter, for all services provided at the specific request of the Company (Section 1.0), provided, however, that any time spent by Consultant shall be limited to such amount of time as the parties may agree in advance. Payment shall be made at the end of each calendar quarter for documented time spent during the three (3) months of that quarter. For purposes of this Agreement, services provided shall consist of at least 36.0 hours per calendar quarter.

(i) In the event Consultant spends fewer than 36.0 hours per quarter, Consultant’s remuneration shall be adjusted pro rata based on an hourly rate of $800.00, and, upon payment for the applicable quarter, the Company shall inform Consultant, in writing (in accordance with Section 14.0), that the service requirements for the given period have not been met and pro rata adjustments have been made.

(ii) Documented time spent (Section 2.1(b)) for services provided in excess of 36.0 hours in a given calendar quarter may be carried forward toward remuneration in subsequent calendar quarters, as is appropriate.

(iii) Outstanding remuneration for services completed under the prior agreement with Consultant as amended 1 July 2005 (hereinafter “Prior Agreement”) and compensated as monthly installments pursuant to the Prior Agreement shall be carried forward under the quarterly remuneration schedule provided for hereunder as outlined in this Section 2.1(a).

(b) Consultant agrees to maintain a record of his days spent and activities performed pursuant to time sheets in substantially the form attached as Exhibit A to this Agreement (or other form, electronic or otherwise, that may be approved by the Company). Such time sheets shall be treated as invoices for payments due pursuant to this Section 2 and Company shall have no obligation to make payment unless and until Consultant shall have submitted his time sheet for the applicable calendar quarter. The Company shall not reimburse for time and/or services otherwise billable to insurance carriers or other third parties.

(c) The Company agrees to reimburse Consultant for reasonable and documented travel and related expenses actually incurred by Consultant and pre-approved in writing by the Company, in accordance with Stereotaxis standard expense reimbursement policies, as amended from time to time. Consultant shall also maintain records of his actual expenses incurred in connection with the performance of the services under the Agreement.

(d) Within 30 days following the end of each calendar quarter, Consultant shall submit to Company his timesheets and expense reports, and the Company shall issue a check for the applicable amount within 30 days following receipt of such reports or otherwise in accordance with the Company’s standard payment cycle.

2.2 Consultant acknowledges and agrees that the fees and expenses provided for above represent Company’s full and complete obligation for any and all advisory and consulting services to be rendered, and expenses incurred, on behalf of the Company under this Agreement.

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2.3 In the event that Consultant is requested to serve as a principal investigator of one or more of the Company’s human clinical trials, Consultant acknowledges that, to the extent required by Title 21 Code of Federal Regulations Part 54, the Company will disclose all financial compensation to Consultant from the Company under this Agreement on a written Form 3454, which will be submitted by the Company to the Food and Drug Administration (FDA). Termination of this Agreement shall not modify the disclosure requirements specified in this section for relevant submissions to the FDA. Consultant’s services as a principal investigator in any Company-sponsored clinical trials shall not be subject to this Agreement (other than this Section 2.3).

2.4 (a) The Company and Consultant acknowledge and agree that the consideration set forth in this Section 2 represents the fair market value for the services to be rendered under this Agreement, and no amount payable hereunder is intended to constitute a payment for the inducement of patient referrals, the purchase, lease, or order of any item or service, or the recommending or arranging for the purchase, lease, or order of any item or service.

(b) This Agreement shall be construed to the fullest extent possible to be in compliance with and permitted by all U.S., non-U.S., state, or other local laws, statutes, rules, and regulations. If a Triggering Event (as defined below) occurs after the date hereof, the parties agree that they shall amend this Agreement solely to the extent necessary to comply with the item giving rise to the Triggering Event and in a manner that shall preserve the underlying economic and financial arrangements between the parties with the least changes to the parties’ expectations hereunder. For purposes of this Section 2.4, a “Triggering Event” shall mean any U.S., state, or local governmental agency, or any other non-U.S. local governmental agency, or any court or administrative tribunal, passing, issuing, or promulgating any law, final rule, final regulation, or rendering from an evidentiary proceeding any order, decision, or judgment (including but not limited to those relating to any final regulations promulgated under applicable anti-kickback or self-referral statutes) which in the good faith and reasonable judgment of a party hereto materially and adversely affects such party’s licensure or certification, ability to obtain any material benefit hereunder or under any payment program to which it is a party or ability to perform a material obligation hereunder. If the parties in good faith cannot agree on a necessary amendment under this Section 2.4 within thirty (30) days of the Triggering Event, then this Agreement shall terminate without further action on the 30th day.

3. Term.

3.1 This Agreement shall have an initial term of one (1) year from the Effective Date (the “Term”). This Agreement may be renewable for periods (the “Renewal Term”) up to a cumulative term of two (2) years from the Effective Date (collectively, the “Term”). All such Renewal Terms shall be valid only upon the execution of a written agreement by Consultant and the Company, approved by a Company Compliance Officer pursuant to Section 20.0 of the Agreement, and executed prior to the end of the then current Initial or Renewal Term.

3.2 Termination.

(a) In the event that either Party hereto shall commit a material breach with respect to the performance of any of its obligations hereunder and if such breach shall not be remedied within thirty (30) days after written notice of such breach by the nonbreaching

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Party to the breaching Party, then the nonbreaching Party may, but shall not be obligated to, terminate this Agreement immediately upon further notice. Any termination hereof shall not waive any legal or equitable remedy available to the nonbreaching Party against the breaching Party by reason of such breach. Either Party hereto shall be deemed to be in breach hereunder if at any time it shall be adjudicated bankrupt or insolvent, or an order shall be entered, remaining unstayed by appeal or otherwise for sixty (60) days, appointing a receiver or trustee for such Party or any of its properties, or approving a petition seeking reorganization or other relief under the bankruptcy or similar laws of the United States, any U.S. state or applicable foreign law, or such Party shall file a petition to take advantage of any statutes for the protection of debtors, or make a general assignment for the benefit of creditors. Upon the occurrence of any such breach under the provisions of the preceding sentence, the nonbreaching Party shall be entitled to terminate this Agreement immediately upon written notice given to the breaching Party.

(b) In addition, either party may terminate this Agreement upon 30 days’ written notice to the other party.

(c) In the event of a termination of this Agreement pursuant to this section, the parties shall not enter into any new agreements or financial arrangements with respect to the subject matter hereof from the date of termination until the next anniversary date of the Effective Date.

(d) Upon termination all accrued payments as of the date of the notice of termination will be paid by the Company.

(e) This Agreement shall continue in full force and effect following any Change of Control of the Company (as hereinafter defined) through the end of the term, provided that the termination rights of the parties in the event of breach, set forth in Section 3.2(a), shall not be affected by such Change of Control. “Change of Control” shall mean (A) any merger or other business combination involving the Company after which the former stockholders of the Company own less than fifty percent (50%) of the outstanding stock of the surviving company, (B) any sale of all or substantially all of the assets of the Company, or any similar transaction, (C) any transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the voting securities of the Company are transferred to any third party (whether a single person or a group of persons as defined in the US securities laws), or (D) any similar transactions or series of transactions (as reasonably determined by the Company).

3.3 Modifications

The material terms of this agreement, including the services performed and the compensation to be paid, may not be modified within one (1) year following the Effective Date of this Agreement, nor any more frequently than annually thereafter.

4. Certain Other Contracts.

4.1 Consultant will not disclose to the Company any information that Consultant is obligated to keep secret pursuant to an agreement with, or other duty of confidentiality to, a third party, and nothing in this Agreement shall be deemed to impose any obligation on Consultant to the contrary. In the event that either party has a contractual or ethical obligation to disclose the existence of this Agreement to a third party the other party hereby consents to such disclosure, provided that the disclosing party notifies the other party of such disclosure.

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4.2 Consultant shall not perform consulting work hereunder during the time that is required to be devoted to the Institution or to any other third party. Consultant shall not use the time, funding, resources, or facilities of the Institution or any other third party to perform consulting work hereunder, and Consultant shall not perform the consulting work hereunder in any manner that would give the Institution or any third party any claim of benefit to, or rights (including intellectual property rights) in the product of such work.

4.3 Consultant has disclosed on the attached Schedule 4.3 all present (and during the term of this Agreement Consultant shall promptly disclose to the Chief Executive Officer of the Company any subsequent) actual or potential conflicts between this Agreement and any other agreements under which Consultant owes any duties or obligations, including any agreements or understandings that Consultant has with any person or firm relating to the Field of Interest.

5. Exclusive Services During The Term. Consultant agrees that during the Term of this Agreement and for a period ending one year after the expiration or earlier termination of this Agreement pursuant to Section 3 or otherwise, he will not directly or indirectly either (i) provide any consulting, advisory, development, and clinical research or other services to any other business or commercial entity which competes with the Company in the Field of Interest or (ii) participate in the formation of any business or commercial entity which competes with the Company in the Field of Interest.

6. Disclosure of Discoveries to the Company. Subject to Consultant’s confidentiality obligations to third parties, during the term of this Agreement, Consultant will use his best efforts to disclose to the Chief Executive Officer of the Company, on a confidential basis, technology and product opportunities which come to the attention of Consultant in the Field of Interest, and any idea, concept, invention, improvement, discovery, process, formula, technique, or method, or other intellectual property relating to, or useful in, the Field of Interest, whether or not patentable or copyrightable (hereinafter “Discoveries”).

7. Consultant Discoveries. Consultant will promptly and fully disclose to the Chief Executive Officer of the Company (or his designee) any Discoveries conceived, developed, or first reduced to practice by Consultant or by the Institution or anyone working on their respective behalves, either alone or jointly with others, while performing services pursuant to this Agreement (the “Consultant Discoveries”). Consultant agrees to, and hereby does, assign to the Company all of his right, title, and interest in and to any such Consultant Discoveries. Consultant agrees to take such actions and execute such documents as reasonably required by Company to secure and enforce Company’s rights in Consultant Discoveries, including the documents required for Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Consultant Discoveries. Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company’s rights under this paragraph. This Section 7 will survive the termination of this Agreement with respect to Consultant Discoveries. Without limiting the foregoing, but subject to Consultant’s rights in Section 10 hereof, the Company shall have the exclusive right to use and exploit economically, to divulge, to

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publish, to record, to translate, to distribute, and to modify all the papers, publications, and any other document or information relating to Company Technology or otherwise within the Field of Interest. The documents, papers, and other information (including such Consultant Discoveries) shall not be transferred, communicated to third parties, divulged, or published for any reason without the Company’s prior written consent.

8. Health Information

8.1 The Parties recognize a common goal of securing the integrity of all individually identifiable health information and according that information the highest possible degree of confidentiality and protection from disclosure.

(a) All individually identifiable health information (including information relating to patients and/or study subjects whose identities may be ascertained by the exercise of reasonable effort through investigation or through use of other public or private databases) shall be treated as confidential by the Parties in accordance with applicable federal, state, and local laws, rules, and regulations governing the confidentiality and privacy of individually identifiable health information, including, but without limitation, to the extent that each party is subject to it, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any regulations and official guidance promulgated thereunder; and the Parties agree to take such additional steps as may be required to ensure that the Parties are and remain in compliance with the HIPAA regulations and official guidance.

(b) The Company, even if not a covered entity under HIPAA, recognizes that the Company has the responsibility to protect all individually identifiable health information consistent with the protections afforded to that information as Confidential Information set forth above; and only to use and disclose such information as necessary to discuss and analyze the results of a clinical case, to ensure research integrity, to communicate with the Food and Drug Administration (FDA) and other regulatory authorities, and otherwise as required by law or as permitted by authorizations or consents signed by affected patients, or waiver of authorization granted by an IRB overseeing clinical protocols or that IRB’s affiliated Privacy Board (the “Permitted Activities”); and to restrict the use and disclosure of any individually identifiable health information gained through the Permitted Activities to its workforce, contractors, subcontractors, study collaborators, and agents (collectively “Recipients of Patient Information”) who must have access to that information in order directly to support or facilitate the Permitted Activities; and to notify all Recipients of Patient Information of the requirements regarding protecting, using, and disclosing such information in the fulfillment of their assigned duties.

8.2 Based on the Institution’s internal operating procedures and/or regulations, Consultant assumes all responsibility to determine if any Institutional Review Board [IRB] clearance or informed patient consent is required regarding any clinical case information provided by Consultant to the Company. The Company assumes no responsibility for lack of IRB approvals or consent of patients in the event that the Consultant fails to follow regulations pertaining to informed consent and IRB approvals. Upon request, Consultant shall provide the Company with written verification of IRB and/or patient consent approvals or waiver.

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9. Confidentiality.

9.1 Consultant acknowledges that, during the course of performing services pursuant to this Agreement, the Company will be disclosing information to Consultant, including information about Company Technology, and that Consultant will be developing information related to the business of the Company, including but not limited to Discoveries, Consultant Discoveries, projects, products, prospective suppliers, prospective customers, personnel, business plans, and finances, as well as other commercially valuable information (hereinafter “Company Information”). Consultant acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any improper disclosure of the Company Information would result in serious and irreparable harm to the Company.

9.2 Consultant agrees that Consultant shall only use the Company Information in connection with providing consulting services to Company hereunder, and that Consultant shall not use Company Information in any way that is detrimental to the Company.

9.3 Consultant shall not disclose, directly or indirectly, the Company Information to any third person or entity, other than to officers or duly appointed representatives or agents of the Company. Consultant will treat the Company Information as confidential and the proprietary property of the Company.

9.4 Nothing in this Agreement shall prevent Consultant from disclosing or using information that

(a) Consultant can prove by documentary evidence was already in his possession and at his free disposal before the disclosure to him hereunder; or

(b) is subsequently disclosed to Consultant by a third party not under any obligations of confidentiality to the Company; or

(c) is or becomes generally available to the public through no fault of Consultant; or

(d) is independently developed by Consultant without the use of any other Confidential Information of the Company; or

(e) is required by law to be disclosed by Consultant, subject to Section 9.5 below.

9.5 Consultant may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any governmental authority in connection with this Agreement or in filing or prosecuting patent applications contemplated under this Agreement, prosecuting or defending litigation, complying with applicable laws or for the purposes expressly permitted by this Agreement; provided that in the event of any such disclosure of the Company’s Confidential Information by Consultant, Consultant will, except where impracticable, give reasonable advance notice to the Company of such disclosure requirement so that the Company may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Section 9, and will reasonably cooperate with the Company in any efforts to secure confidential treatment of such Confidential Information required to be disclosed.

9.6 Whenever requested by Company, Consultant will promptly return to the Company all materials containing or reflecting Company Information as well as data, records, reports, and other property, furnished by the Company to Consultant or produced by Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 9 for a period of four (4) years after the expiration or termination of this Agreement.

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10. Publication. Consultant may publish or orally disclose results of Consultant’s work performed pursuant to the Agreement only with the prior written consent of Company (such consent not to be unreasonably withheld) provided that Consultant may make all requisite disclosures to regulatory authorities.

11. Use of Name.

11.1 Neither party shall use the name of the other for any commercial purpose without the prior written consent of the named party for the specific use.

11.2 Notwithstanding the foregoing, Consultant understands that his name and his affiliation with the Institution may appear in disclosure documents required by securities laws, and in other U.S. or other applicable non-U.S. regulatory and administrative filings in the ordinary course of the Company’s business. It is also understood that the name of Consultant and Consultant’s affiliation with the Institution may appear in such filings and disclosure documents in connection with the Company’s Scientific Advisory Board. The foregoing uses in this Section 11.2 will be deemed to be non-commercial uses.

12. Consultant Representations, Warranties and Covenants.

12.1 Representations and Warranties. Consultant represents and warrants to the Company that:

(i) he is free to enter into this Agreement and that neither this Agreement nor the performance Consultant’s obligations hereunder present actual or potential conflicts with any other agreements, understandings, policies, or other arrangements (including, without limitation, of the Institution) under which Consultant owes any duties or obligations, including any agreements, understandings, policies or other arrangements that Consultant has with any person or firm relating to the Field of Interest; and

(ii) neither the execution of this Agreement nor the performance of Consultant’s obligations under this Agreement will result in a violation or breach of any other obligation of confidentiality or any employment, consulting, advisory, development, or other agreement by which Consultant is bound (including with respect to the Institution) or, to Consultant’s knowledge, of any U.S. or applicable non-U.S. law or regulation.

12.2 Covenants. During the term of this Agreement, Consultant will not enter into any arrangement or agreement in conflict with this Agreement and agrees to promptly disclose to the Company any subsequent actual or potential conflicts with any agreements, understandings, policies, or other arrangements with any third party. Consultant shall indemnify, defend, and hold the Company harmless against any and all liability and expense which the Company might incur as a result of any breach of the representations, warranties, and covenants under this Agreement.

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13. Disclosures.

13.1 Disclosure of Agreement. Consultant represents and warrants that he has no contractual or other obligation to disclose the existence of this Agreement to St. Vincent’s Health System, Ascension Health Ventures, or any other institution or organization with which Consultant is affiliated. In the event that either party has a contractual, legal, or ethical obligation to disclose the existence of this Agreement to a third party, the other party hereby consents to such disclosure, provided that the disclosing party notifies the other party of such disclosure. The Company may disclose the existence of, and some or all of the terms of, this Agreement to St. Vincent’s Health System, Ascension Health Ventures, or any other institution with which Consultant is affiliated for the purpose of obtaining such institution’s acknowledgement and agreement relating to the Company’s ownership of any Consultant Discoveries as set forth herein.

13.2 Disclosure of Fees and Services. Consultant acknowledges and agrees that all consulting arrangements and the Company’s relationship with Consultant and/or Institution are subject to public disclosure in Company communications, including on the Company’s website. Such disclosure may include, but is not limited to, compensation paid to Consultant or Institution for services, payments for travel expenses (lodging, transportation, and meals), consulting fees, royalties, equity, discounts, rebates, and/or intellectual property terms. Disclosures may be made for the year-to-date and the prior calendar year. Disclosures may include any stock and/or stock options provided to the consultant and/or service provider from year 2005 forward.

14. Notices. All notices, requests or other communications to a party will be sufficient if contained in a written instrument, addressed to such party at the address set forth below or such other address as may be designated in writing by the addressee to the addresser, if: delivered in person, or sent by overnight courier with record of receipt, or sent by fax or email with confirming copy sent by mail with receipt acknowledged by the below-named addressee or its authorized designee:

In the case of the Company:

Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

Attention: Clinical Compliance

In the case of Consultant:

Eric N. Prystowsky, MD

958 Laurelwood

Carmel, IN 46032

Email: eprystow@thecaregroup.com

or to such other address as may have been designated by the Company or Consultant by notice to the other given as provided herein.

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15. Independent Contractor: Withholding. Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

16. Assignment. Due to the personal nature of the services to be rendered by Consultant, Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement (as a group with other similar agreements with members of the Scientific Advisory Board) to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns, and successors of the respective parties.

17. Severability. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

18. Remedies. Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 5, 7, and 9 hereof. In the event of a violation by Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirements of posting bond or other similar measures.

19. Arbitration. Any and all claims or disputes between the Company and Consultant arising out of or relating to the Agreement, other than for injunctive relief, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect at that time, which shall be the parties’ sole remedy at law or in equity. Notice of a demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association and shall be made within a reasonable time after the dispute arises. Any award rendered by the arbitrator or arbitrators shall be final and judgment may be entered thereupon in accordance with applicable law in any court having jurisdiction thereof.

19.1 In the event of any dispute, disagreement, arbitration, or litigation as between the parties to the Agreement, then in such event to the extent the prevailing party has incurred costs and expenses to retain the services of an attorney to enforce or defend the Agreement or any of the terms or portion thereof, the non-prevailing party shall pay all such reasonable costs thereby expended including, but not limited to, attorney’s fees, court costs, costs of arbitration, and costs of litigation in the event injunctive relief is requested.

19.2 Upon written notice received, either party hereto shall have a reasonable period of time (but in no event to exceed 30 days) within which to cure any default or failure to perform; provided, however, that no irreparable harm shall have occurred as a result of such default or failure to perform.

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20. Governing Law. This agreement shall be interpreted, and the rights of the parties determined in accordance with the substantive laws of the State of Missouri, without regard to conflicts of laws principles. This Agreement sets forth the entire understanding of the parties with respect to the subject matter herein, supersedes all prior consulting agreements between the parties, and may only be amended in writing, specifically referencing this agreement and signed by both Company and Consultant. No amendments shall be valid without endorsement by a Company Compliance Officer.

This agreement contains binding arbitration provisions that may be enforced by the parties.

IN WITNESS WHEREOF, this Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument, effective as of the later of February 26, 2009, or the last date on which this Agreement is signed by the parties (the “Effective Date”).

STEREOTAXIS, INC.

BY:	/s/ Michael P. Kaminski	Compliance:	/s/ Peter A. Takes
Name:	Michael P. Kaminski	Name:	Peter A. Takes, Ph.D., RAC
Title:	Chief Executive Officer	Title:	Clinical Compliance Officer

DATED:	February 25, 2009	DATED:	February 25, 2009
This agreement is not valid without endorsement by a Stereotaxis Compliance Officer.

Consultant:

SIGNED:	/s/ Eric N. Prystowsky

Printed Name:	Eric N. Prystowsky, MD

DATED: February 25, 2009

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SCHEDULE 1.1 TO THE

CONSULTING AGREEMENT

The project consists of the development and commercialization of devices and the Company’s Navigant™ User Interface, to advance the Company’s computerized magnetic interventional system. The focus will be on the advancement of applications in electrophysiology [EP].

A. Consultant shall assist the development project by offering professional knowledge, by reviewing new designs and by participating in phantom, animal, and clinical studies of the Company. More specifically, Consultant shall play a leading role as the Chairman of the Scientific Advisory Board [SAB] in EP, to progress the development of this new therapy into a practical clinical solution, and shall assist the Company in developing disposable devices related thereto.

B. Throughout this arrangement, the Company will be responsible for implementing the designs and for coordinating all aspects of the development project. Funding of research projects and clinical trials proposed by Consultant will be reviewed and negotiated on an individual basis.

C. Services include, but are not limited to:

(1) Providing business, clinical, and scientific input on the project,

(2) At the Company’s request and in the Company’s behalf, presenting at various conferences and seminars data and information on topics related to the use of the Company Technology,

(3) Writing reports,

(4) Meetings with Stereotaxis personnel,

(5) Evaluating product and providing feedback to the Company,

(6) Writing professional/scientific publications, and

(7) Direct participation in phantom, animal, and clinical studies.

D. Specific deliverables and duties shall include, but are not limited to:

(1) Providing ideas, know-how, and advice on the design of the Company’s software and devices through discussions and meetings with design and engineering personnel at the Company’s facilities and elsewhere.

(2) Developing protocols and helping to implement product trials in the US for electrophysiology indications.

(3) Assisting in marketing and educational planning as requested by the Company, including without limitation the following:

(a) Preparing educational materials related to Company Technology.

(b) Providing medical review of training, educational, marketing, and sales literature developed by the Company.

(c) Responding to written and telephone inquiries from other physicians who are using Company Technology that have been referred to Consultant by the Company, provided the Company may request a copy of any written responses or a description of any oral disclosures made to such other physicians by Consultant.

(4) Presenting at various conferences and seminars on the Company’s behalf on topics related to the use of the Company Technology. Additionally, providing education and training to other physicians with respect to the Field of Interest and the Company Technology. Such education shall occur in formal training sessions consisting of five (5) to eight (8) physicians in each session. No other faculty is expected to participate in such sessions.

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E. During all presentations on behalf of the Company, including, but not limited to, clinical/scientific presentations at professional conferences and seminars, Consultant shall not discuss or present data, information, commentary, and/or opinion on the off-label use of Company products in accordance with the intended use approved or cleared by the US Food and Drug Administration and included in the product labeling and/or instructions for use.

F. Consultant shall provide to the Company for review, at least one (1) week prior to any scheduled event, a copy of all presentations to be made on behalf of the Company in accordance with this Agreement. The Company reserves the exclusive right to modify, add, or delete content, and/or delete confidential and proprietary information.

G. The Company reserves the right, at its sole discretion, to maintain a copy of, as well as continued use of, all presentations made on behalf the Company in accordance with this Agreement.

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CONFIDENTIAL

SCHEDULE 4.3 TO THE

CONSULTING AGREEMENT

Any actual or potential conflicts between this Agreement and any other agreements under which Consultant owes any duties or obligations, including any agreements or understandings that Consultant has with any person or firm relating to the Field of Interest:

[LIST ALL CONFLICTING AGREEMENTS. IF NONE, INDICATE “NONE”.]

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EXHIBIT A

Form Time Record

NAME:                                          (Physician’s Name)

MONTH:             , 200

Narrative Description of Consulting Duties (provide reasonably detailed description of consulting activities)	Date/Time* (Indicate actual working hours)	Total # hours
1.

2.

3.

4.

5.

6.

7.

8.

9.

10. TOTAL

*e.g., June 15, 2005—2:00 p.m. to 4:15 p.m.

[Attach additional sheets if necessary]

Physician
Date

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Form **W-9**
(Rev. January 2003)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 2.

Name	
Business name, if different from above	
Check appropriate box: ☐ Individual/ Sole proprietor ☐ Corporation ☐ Partnership ☐ Other ▶	☐ Exempt from backup withholding
Address (number, street, and apt. or suite no.)	Requester's name and address (optional)
City, state, and ZIP code	
List account number(s) here (optional)	

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3.

Note: *If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.*

Social security number

or

Employer identification number

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. (See the instructions on page 4.)

Sign Here	Signature of U.S. person ▶	Date ▶

Purpose of Form

A person who is required to file an information return with the IRS, must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

U.S. person. Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee.

Note: *If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.*

Foreign person. If you are a foreign person, use the appropriate Form W-8 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the recipient has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Cat. No. 10231X Form W-9 (Rev. 1-2003)

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